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                                                                      Exhibit 13


         AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This AMENDED AND RESTATED AGREEMENT made as of June 27, 1997, and amended and restated as of January 25, 2000, by and between Ascent Entertainment Group, Inc., a Delaware corporation ("Ascent" or the "Company"), and Arthur M. Aaron, a resident of the State of Colorado(the "Executive").

         WHEREAS, Ascent desires to employ the Executive as Executive Vice President, Business Affairs of Ascent, and the Executive desires to accept such employment, on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and intending to be legally bound hereby, Ascent and the Executive agree as follows:

1.       Employment; Duties.

                  (a) Employment and Employment Period. Ascent shall employ the Executive to serve as Executive Vice President, Business Affairs of Ascent or its successor entity for a period (the "Employment Period") commencing on January 25, 2000 (the "Effective Date") and continuing thereafter until June 27, 2003 unless terminated in accordance with the provisions of this Agreement. Each 12 month period ending on the anniversary date of the Effective Date is sometimes referred to herein as a "year of the Employment Period."

                  (b) Offices, Duties and Responsibilities. The Executive shall report directly to the chief executive officer of Ascent, if there is one (the "CEO"), and otherwise directly to the Board of Directors of Ascent (the "Board"). The Executive shall have all duties and authority customarily accorded a senior business affairs officer, and such other duties as determined by the CEO or the Board from time to time.

                  (c) Devotion to Interests of Ascent. During the Employment Period, the Executive shall render his business services solely in the performance of his duties hereunder. The Executive shall use his best efforts to promote the interests and welfare of Ascent. Notwithstanding the foregoing, the Executive shall be entitled to undertake such outside activities (e.g., charitable, educational, personal interests, board of directors membership, and so forth, that do not compete with the business of Ascent as do not unreasonably or materially interfere with the performance of his duties hereunder as reasonably determined by the Board in consultation with the Executive.

         2.       Compensation and Fringe Benefits.

                  (a) Base Compensation. Ascent shall pay the Executive a base salary ("Base Salary") at the rate of $300,000 per year during the Employment Period with payments made in installments in accordance with Ascent's regular practice for compensating executive personnel, provided that in no event shall such payments be made less frequently than twice per month. The Base Salary for the Executive shall be reviewed each year during the Employment Period commencing the second year of the Employment Period. Any Base Salary increases shall be approved by the Board in its sole discretion.

                  (b) Bonus Compensation. The Executive will be eligible to receive bonuses

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("Annual Bonus") during the Employment Period in accordance with the following parameters: (i) the target bonus for each year during the Employment


Period shall be 50% of Base Salary for achieving 100% of the target level for the performance measures; and (ii) the performance measures, the relative weight to be accorded each performance measure and the amount of bonus payable in relation to the target bonus for achieving more or less than 100% of the target level for the performance measures shall be determined for each year during the Employment Period by the Compensation Committee after consultation with the Board and the Executive.

                  (c) Fringe Benefits. The Executive also shall be entitled to participate in group health, dental and disability insurance programs, and any group profit sharing, deferred compensation, supplemental life insurance or other benefit plans as are generally made available by Ascent to the senior executives of Ascent on a favored nations basis. Such benefits shall include reimbursement of documented expenses reasonably incurred in connection with travel and entertainment related to Ascent's business and affairs. All benefits described in the foregoing sentence that are reportable as earned or unearned income will be Agrossed up@ by Ascent in connection with federal and state tax obligations to provide Executive with appropriate net tax coverage so that the benefits received by the Executive from the foregoing sentence shall be net of income and employment taxes thereon. Ascent reserves the right to modify or terminate from time to time the fringe benefits provided to the senior management group, provided that the fringe benefits provided to the Executive shall not be materially reduced on an overall basis during the Employment Period.

                  (d) Stock Appreciation Rights. On June 27, 1997, Ascent granted to Executive stock appreciation rights ("SARs"), exercisable only for cash, with respect to 100,000 shares of Ascent's common stock, par value $0.01 per share, each such SAR exercisable at the per-share price equal to $9.5250. The SARs shall be exercisable by Executive according to the following schedule:

         (i)      10% of the SARs on or after June 27, 1997;

         (ii)     15% of the SARs on or after December 18, 1997;

         (iii)    25% of the SARs on or after December 18, 1998;

         (iv)     25% of the SARs on or after December 18, 1999;

         (v)      25% of the SARs on or after December 18, 2000.

Notwithstanding the foregoing, 100% of the SARs shall immediately vest and become immediately exercisable, without any further action by the Executive, upon the occurrence of any "Change of Control Event" as defined in Section 7(a) below, or upon the occurrence of any event that results in


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Ascent's Common Stock no longer being traded on any of the New York Stock
Exchange, American Stock Exchange or NASDAQ National Market System (including, without limitation, as a result of any so-called "going private" transaction with Ascent). Such SARs shall be represented by a SAR agreement containing appropriate terms consistent with the provisions of this Agreement. The SARs, to the extent they remain unexercised, shall automatically and without further notice terminate and become of no further force and effect only at the time of the earliest of the following to occur:

         (x) Three months after the date upon which a termination for cause by Ascent (as provided in Section 5(b)) shall have become effective and final; or

         (y) December 18, 2005.

         In the event of any stock split, stock dividend, spin-off, reclassification, recapitalization, merger, consolidation, subdivision, combination or other change which affects the character or amount of Ascent's common stock after the Effective Date and prior to the exercise and/or expiration of all of the SARs, the number and exercise price of and/or the formula for determining the value of such unissued or unexercised SARs shall be adjusted in order to make such SARs, as nearly as may be practicable, equivalent in nature and value to the SARs that would have existed had such change not taken place. In addition, if Ascent adopts a stock-based incentive plan that in Executive's sole judgment provides for any term(s) more favorable to the grantee than any term(s) set forth above, Executive will be entitled to the benefit of such more favorable term(s) with respect to the SARs, other than with respect to the vesting schedule thereof, but in no event will any term(s) applicable to the SARs be less favorable to Executive than those set forth above.

         During the Employment Period, the Executive shall be granted additional stock-based incentives as determined by the Compensation Committee in its sole discretion. Notwithstanding any other provision of this Agreement except Section 5(b), the Compensation Committee may in its discretion provide that any stock-based incentives granted to the Executive which have not vested prior to his termination of employment shall continue to vest in accordance with their original terms as if the Executive's employment had not terminated.


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                  (e) Stock Options. Ascent hereby grants to Executive options
("Options") to purchase 100,000 shares of Ascent's common stock, par value $0.01 per share, each such Option exercisable at the per-share price equal to $11.9063. The Options shall be exercisable by Executive according to the following schedule:

         (i) 50,000 Options on or after January 25, 2001;

         (ii) an additional 50,000 Options on or after January 25, 2002.

Notwithstanding the foregoing, 100% of the Options shall immediately vest and become immediately exercisable, without any further action by the Executive, upon the occurrence of any "Change of Control Event" as defined in Section 7(a) below, or upon the occurrence of any event that results in Ascent=s Common Stock no longer being traded on any of the New York Stock Exchange, American Stock Exchange or NASDAQ National Market System (including, without limitation, as a result of any so-called "going private" transaction with Ascent). Such Options shall be represented by a Option agreement containing appropriate terms consistent with the provisions of this Agreement. The Options, to the extent they remain unexercised, shall automatically and without further notice terminate and become of no further force and effect only at the time of the earliest of the following to occur:

         (x) Three months after the date upon which a termination for cause by Ascent (as provided in Section 5(b)) shall have become effective and final; or

         (y) January 25, 2010.

         In the event of any stock split, stock dividend, spin-off, reclassification, recapitalization, merger, consolidation, subdivision, combination or other change which affects the character or amount of Ascent's common stock after the Effective Date and prior to the exercise and/or expiration of all of the Options, the number and exercise price of and/or the formula for determining the value of such unissued or


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unexercised Options shall be adjusted in order to make such Options, as nearly as may be practicable, equivalent in nature and value to the Options that would have existed had such change not taken place. In addition, if Ascent adopts a stock-based incentive plan that in Executive's sole judgment provides for any term(s) more favorable to the grantee than any term(s) set forth above, Executive will be entitled to the benefit of such more favorable term(s) with respect to the Options, other than with respect to the vesting schedule thereof, but in no event will any term(s) applicable to the Options be less favorable to Executive than those set forth above.

         During the Employment Period, the Executive may be granted additional stock-based incentives as determined by the Compensation Committee in its sole discretion. Notwithstanding any other provision of this Agreement except Section 5(b), the Compensation Committee may in its discretion provide that any stock-based incentives granted to the Executive which have not vested prior to his termination of employment shall continue to vest in accordance with their original terms as if the Executive's employment had not terminated.

                           (f)      Conflicting Provisions.  Solely to the
extent of any conflict between the provisions of this Agreement and the provisions of any agreement between Executive, on the one hand, and Ascent and any of its affiliated or related entities, on the other hand, relating to stock-based incentives (including the SARs and Options), life insurance, health insurance, any other employee equity participation, profit sharing or retirement plan, group health plan or other employee benefits (individually and collectively referred to herein as the "Fringe Benefits"), the provisions of this Agreement will control.

         3.       Trade Secrets; Return of Documents and Property.

                  (a) Executive acknowledges that during the course of his employment he will receive secret, confidential and proprietary information ("Trade Secrets") of Ascent and of other companies with which Ascent does business on a confidential basis and that Executive will create and develop Trade Secrets for the benefit of Ascent. Trade Secrets shall include, without limitation, (a) literary, dramatic or other works, screenplays, stories, adaptations, scripts, treatments,


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formats, "bibles," scenarios, characters, titles of any kind and any rights therein, custom databases, "know-how," formulae, secret processes or machines, inventions, computer programs (including documentation of such programs) (collectively, ATechnical Trade Secrets@), and (b) matters of a business nature, such as customer data and proprietary information about costs, profits, markets and sales, customer databases, and other information of a similar nature to the extent not available to the public, and plans for future development (collectively, ABusiness Trade Secrets@). All Trade Secrets disclosed to or created by Executive shall be deemed to be the exclusive property of Ascent (as the context may require). Executive acknowledges that Trade Secrets have economic value to Ascent due to the fact that Trade Secrets are not generally known to the public or the trade and that the unauthorized use or disclosure of Trade Secrets is likely to be detrimental to the interests of Ascent and its subsidiaries. Executive therefore agrees to hold in strict confidence and not to disclose to any third party any Trade Secret acquired or created or developed by Executive during the term of this Agreement except (i) when Executive is required to use or disclose any Trade Secret in the proper course of the Executive's rendition of services to Ascent hereunder, (ii) when such Trade Secret becomes public knowledge other than through a breach of this Agreement, or (iii) when Executive is required to disclose any Trade Secret pursuant to any valid court order in which the Executive is compelled to disclose such Trade Secret. The Executive shall notify Ascent immediately of any such court order in order to enable Ascent to contest such order's validity. For a period of two (2) years after termination of the Employment Period for all Business Trade Secrets and for a period of five (5) years after termination of the Employment Period for all Technical Trade Secrets, the Executive shall not use or otherwise disclose Trade Secrets unless such information (x) becomes public knowledge or is generally known in the entertainment or sports industry among executives comparable to the Executive other than through a breach of this Agreement, (y) is disclosed to the Executive by a third party who is entitled to receive and disclose such Trade Secret, or (z) is required to be disclosed pursuant to any valid court order, in which case the Executive shall notify Ascent


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immediately of any such court order in order to enable Ascent to contest such order's validity.

                  (b) Upon the effective date of notice of the Executive's or Ascent's election to terminate this Agreement, or at any time upon the request of Ascent, the Executive (or his heirs or personal representatives) shall deliver to Ascent (i) all documents and materials containing or otherwise relating to Trade Secrets or other information relating to Ascent's business and affairs, and (ii) all documents, materials and other property belonging to Ascent, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives). The Executive shall be entitled to keep his personal records relating to Ascent's business and affairs except to the extent those contain documents or materials described in clause
(i) or (ii) of the preceding sentence, in which case Executive may retain copies for his personal and confidential use.

         4. Discoveries and Works. All discoveries and works made or conceived by the Executive during his employment by Ascent pursuant to this Agreement, jointly or with others, that relate to Ascent's activities ("Discoveries and Works") shall be owned by Ascent. Discoveries and Works shall include, without limitation, literary, dramatic or other works, screenplays, stories, adaptations, scripts, treatments, formats, "bibles," scenarios, characters, titles of any kind and any rights therein, other works of authorship, inventions, computer programs (including documentation of such programs), technical improvements, processes and drawings. The Executive shall (i) promptly notify, make full disclosure to, and execute and deliver any documents reasonably requested by, Ascent to evidence or better assure title to such Discoveries and Works in Ascent, (ii) assist Ascent in obtaining or maintaining for itself at its own expense United States and foreign copyrights, trade secret protection or other protection of any and all such Discoveries and Works, and
(iii) promptly execute, whether during his employment by Ascent or thereafter, all applications or other endorsements necessary or appropriate to maintain copyright and other rights for Ascent and to protect their title thereto. Any Discoveries and Works which, within sixty days after the termination of the Executive's employment by Ascent, are made,


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disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to work performed by the Executive while with Ascent and COMSAT, shall, as between the Executive and Ascent and COMSAT, be presumed to have been made during the Executive's employment by Ascent.

         5. Termination. This Agreement shall remain in effect during the Employment Period, and this Agreement and Executive's employment with Ascent may be terminated only as follows:

                  (a) By the Executive (an "Executive Election") at any time upon sixty (60) days advance written notice to Ascent upon an "Executive Election Event" (as defined below). In such event or if the Executive's employment is terminated by Ascent without "cause" (as defined below), there will be no forfeiture, penalty, reduction or other adverse effect upon any rights or interests relating to any Fringe Benefits, including, without limitation, the SARs, the Options and any other stock-based compensation, all of which will fully vest, to the extent not previously vested, immediately upon such termination becoming effective and final. Without limiting the foregoing, in the event of an Executive Election or if the Executive's employment is terminated without "cause," the Executive shall be entitled to receive the following benefits through the longer of (x) the remainder of the Employment Period as if this Agreement had remained in effect until the end of such five-year Employment Period and (y) three years following the date of such termination (the "Duration Period"): (i) his then current Base Salary; (ii) an Annual Bonus equal to fifty percent (50%) of his then current Base Salary; and
(iii) all other benefits provided pursuant to Sections 2(c) and (d) of this Agreement. The Executive shall have no obligation to seek other employment in the event of his termination pursuant to this paragraph (a), and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain. Ascent shall have the option at any time during the Duration Period to pay to the Executive in a lump sum the amounts remaining under clauses (i) and (ii) of this paragraph (a). If Ascent exercises such option, Ascent shall have no further compensation payment obligations under clauses (i) and (ii) above. Upon any termination of the Executive's employment


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under this Section 5(a), Ascent shall establish a "rabbi" trust, i.e., a trust for the benefit of the Executive which is irrevocable by Ascent, but whose assets will be available to Ascent's general creditors upon Ascent's insolvency, with terms and provisions reasonably acceptable to the Executive, and shall contribute to such trust an amount equal to the sum of all payments to be made to the Executive by reason of such termination of employment, including, but not limited to, the amounts set forth in Sections 5(a)(i), (ii) and (iii), and the amount which the Executive would receive if he exercised all of his SARs, Options and stock-based incentives on the date of his termination of employment. Ascent shall at all times remain liable to carry out its obligations under this Agreement, but such obligations may be satisfied with the assets of such trust distributed pursuant to the terms of the trust, and any such distribution shall reduce Ascent's obligations under this Agreement. In all circumstances of termination under this Section 5(a), Ascent shall remain obligated under clause
(iii) and all stock-based incentives(including the SARs and Options) will remain exercisable for the maximum period provided in each applicable grant.

                  An "Executive Election Event" shall be any of the following:
(I) any substantial reduction (except in connection with the termination of his employment voluntarily by the Executive or by Ascent for "cause" as defined below) by Ascent, without the Executive's express written consent, of his responsibilities as Executive Vice President, Business Affairs of Ascent; (II) any change in the reporting structure set forth in Section 1(b) above; (III) any requirement that Executive perform material services of lesser stature than those typically performed by the senior business affairs officer of comparable companies; (IV) a "Change of Control Event" (as defined in Section 7(a) below); provided that in such event, the amounts payable to the Executive under this
Section 5(a) will be contributed to the "rabbi" trust as provided above no later than one day before such change of control becomes effective, whether or not the Executive has given notice of termination at such time, and payable to the Executive in a lump sum upon the effectiveness of his termination as a result of a Change in Control Event; and provided, further, the Executive and the Company shall explore alternatives to minimize any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended as of the Effective Date (the "Code") that would otherwise be payable;


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(V) any other material default of this Agreement which continues for ten (10)
business days following Ascent's receipt of written notice from the Executive specifying the manner in which Ascent is in default of this Agreement; (VI) the Board=s requiring Executive to be based at any office location other than the principal offices of Ascent, or the relocation, without Executive=s consent, of such principal offices to a location outside the greater Denver area; or (VII) any purported termination of Executive=s employment otherwise than as expressly permitted by the Agreement.

                  (b) By Ascent at any time for "cause." For purposes of this Agreement, Ascent shall have "cause" to terminate the Executive's employment hereunder upon (i) the continued and deliberate failure of the Executive to perform his material duties, in a manner substantially consistent with the manner reasonably prescribed by the CEO or the Board and in accordance with the terms of this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness), which failure continues for ten
(10) business days following the Executive's receipt of written notice from the CEO or the Board specifying the manner in which the Executive is in default of his duties, (ii) the engaging by the Executive in intentional serious misconduct that is materially and demonstrably injurious to Ascent or its reputation, which misconduct, if it is reasonably capable of being cured, is not cured by the Executive within ten (10) business days following the Executive's receipt of written notice from the CEO or the Board specifying the serious misconduct engaged in by the Executive, (iii) the conviction of the Executive of commission of a felony involving a crime of moral turpitude, whether or not such felony was committed in connection with Ascent's business, or (iv) any material breach by the Executive of Section 8 hereof. If Ascent shall terminate the Executive's employment for "cause," there will be no forfeiture, penalty, reduction or other adverse effect upon any vested rights or interests relating to any Fringe Benefits. In such event, Ascent, in full satisfaction of all of Ascent's obligations under this Agreement and in respect of the termination of the Executive's employment with Ascent, shall pay the Executive his Base Salary, a prorated Annual


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Bonus and all other compensation, benefits and reimbursement through the date of termination of his employment, provided that the SARs, the Options and any other stock options granted to the Executive under the Ascent option or any successor plan shall terminate three months after the date of termination of his employment for "cause".

         6.       Disability; Death.

                  (a) If, prior to the expiration or termination of the Employment Period, the Executive shall be unable to perform substantially his duties by reason of disability or impairment of health for at least six consecutive calendar months, Ascent shall have the right to terminate this Agreement by giving sixty (60) days written notice to the Executive to that effect, but only if at the time such notice is given such disability or impairment is still continuing. Following the expiration of the notice period, the Employment Period shall terminate, and Ascent's payment obligations to the Executive under Section 2(a) and (b) shall terminate with the payment of the Executive's Base Salary for the month in which the Employment Period terminates and a prorated Annual Bonus through such month, and there will be no forfeiture, penalty, reduction or other adverse effect upon any vested rights or interests relating to any Fringe Benefits; provided that the SARs, the Options and any other stock options granted to the Executive under the Ascent option plan or any successor plan shall become fully vested and shall terminate in accordance with their terms, but in no event less than one year after such termination, notwithstanding the limitations of Sections 2(d) and (e) of this Agreement. In the event of a dispute as to whether the Executive is disabled within the meaning of this paragraph (a), or the duration of any disability, either party may request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose. The cost of any such medical examinations shall be borne by Ascent.

                  (b)      If, prior to the expiration or termination of


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the Employment Period, the Executive shall die, Ascent shall pay to the
Executive's estate his Base Salary and a prorated Annual Bonus through the end of the month in which the Executive's death occurred, at which time the Employment Period shall terminate without further notice and there will be no forfeiture, penalty, reduction or other adverse effect upon any vested rights or interests relating to any Fringe Benefits; provided that the SARs, the Options and any other stock options granted to the Executive under the Ascent option plan or any successor plan shall become fully vested and shall terminate one year after the date of termination of the Executive=s employment for death, notwithstanding the limitations of Section 2(d) and (e) of this Agreement.

                  (c) Nothing contained in this Section 6 shall impair or otherwise affect any rights and interests of the Executive under any compensation plan or arrangement of Ascent which may be adopted by the Board.

         7.       Change of Control.

                  (a) If, prior to the termination of the Employment Period, there is a "Change of Control Event" (as hereinafter defined in this paragraph
(a)), the Executive shall have the right to exercise his Executive Election in accordance with Section 5(a) by giving notice either prior to such Change of Control Event becoming effective or up to 180 days following such Change of Control Event, but termination pursuant to such notice shall not take effect in accordance with Section 5(a) in any event prior to 120 days following such Change of Control Event, provided, however, payment to the Executive shall be made as set forth in Section 5(a)(IV). The expiration of such 180-day period shall not affect the Executive's right to give notice under Section 5(a) with respect to any other Executive Election Event. A "Change of Control Event" shall mean and include either the occurrence of any of the following with respect to Ascent, or any of the following becoming highly likely to occur, in the determination of the Board: (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the


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"Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of clause
(iii) below; or (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding
Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or


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through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

                  (b) In the event that Ascent adopts any "change of control" provisions applicable to any Ascent benefits plans, respectively, providing for the accelerated vesting and/or payment of any benefits for its senior management group, solely to the extent that such provisions give Executive greater rights than those provided in paragraph (a) above, such better provisions shall apply to the Executive to the same extent as other Ascent senior executives on a favored nations basis with respect to the benefits affected by such Ascent provisions, respectively.

         8.       Non-Competition.

                  (a) As an inducement for Ascent to enter into this Agreement, the Executive agrees that for a period commencing as of the Effective Date and running through the earlier of (i) the end of the Employment Period if the Executive remains employed by Ascent for the entire Employment Period or (ii) one year following termination of the Executive's employment by Ascent for "cause" as defined in Section 5(b) hereof, or by the Executive for any reason (other than an


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Executive Election Event, in which case the provisions of this paragraph (a)
shall not apply) (the "Non-Competition Period"), the Executive shall not, without the prior written consent of the Board, engage or participate, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business which is competitive with any business conducted by Ascent.

                  For the purpose of this Agreement, a business shall be considered to be competitive with any business of Ascent only if such business is engaged in providing services or products (i) substantially similar to (A) any service or product currently provided by Ascent during the Employment Period; (B) any service or product which directly evolves from or directly results from enhancements in the ordinary course during the Non-Competition Period to the services or products provided by Ascent as of the date hereof or during the Employment Period; or (C) any future service or product of Ascent as to which the Executive materially and substantially participated in the development or enhancement, and (ii) to customers, distributors or clients served by Ascent during the Non-Competition Period.

                  (b) Non-Solicitation of Employees. During the Non-Competition Period, the Executive will not (for his own benefit or for the benefit of any person or entity other than Ascent) solicit, or assist any person or entity other than Ascent to solicit, any officer, director, executive or employee (other than an administrative or clerical employee) of Ascent to leave his or her employment.

                  (c) Reasonableness; Interpretation. The Executive acknowledges and agrees, solely for purposes of determining the enforceability of this
Section 8 (and not for purposes of determining the amount of money damages or for any other reason), that (i) the markets served by Ascent are national and international and are not dependent on the geographic location of executive personnel or the businesses by which they are employed; (ii) the length of the Non-Competition Period is linked to the term of the Employment Period and the severance benefit provided for in Section 5(a); and (iii) the above covenants are reasonable as an inducement to Ascent to enter into this Agreement, and the parties expressly agree that such restrictions have been designed to be reasonable and


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


no greater than is required for the protection of Ascent. In the event that the covenants in this Section 8 shall be determined by any court of competent jurisdiction in any action to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable, and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

                  (d) Investment. Nothing in this Agreement shall be deemed to prohibit the Executive from owning equity or debt investments in any corporation, partnership or other entity which is competitive with Ascent, provided that such investments (i) are passive investments and constitute five percent (5%) or less of the outstanding equity securities of such an entity the equity securities of which are traded on a national securities exchange or other public market, or (ii) are approved by the Board.

         9. Indemnification; Liability Insurance. The Executive shall be entitled to indemnification and coverage under Ascent's liability insurance policy for directors and officers to the same extent as other officers of Ascent. During and after the term of employment, Ascent hereby agrees to indemnify and hold Executive harmless against any and all claims arising from or in connection with his employment by or service to Ascent to the full extent permitted by law and, in connection therewith, to advance the expenses of Executive incurred in defending against such claims subject to such limitations as may actually be required by law.

         10. Enforcement. The Executive acknowledges that a breach of the covenants or provisions contained in Sections 3, 4 and 8 of this Agreement will cause irreparable damage to Ascent, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that if the Executive breaches or threatens to breach any of the


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


covenants or provisions contained in Sections 3, 4 and 8 of this Agreement, in addition to any other remedy which may be available at law or in equity, Ascent shall be entitled to seek specific performance and injunctive relief.

         11.      Arbitration.

                  (a) Subject to Ascent's right to enforce Sections 3, 4 and 8 hereof by an injunction issued by a court having jurisdiction (which right shall prevail over and supersede the provisions of this Section 11), any dispute relating to this Agreement, including the enforceability of this Section 11, arising between the Executive and Ascent shall be settled by arbitration which shall be conducted in Denver, Colorado, or any other location where the Executive then resides at Ascent's request, before a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). Within 90 days after the Effective Date, the parties shall mutually agree upon three possible arbitrators, one of whom shall be selected by the AAA within 2 days after notice of a dispute to be arbitrated under this
Section 11. The parties shall instruct the arbitrator to use his or her best efforts to conclude the arbitration within 60 days after notice of the dispute to AAA.

                  (b) The award of any such arbitrator shall be final. Judgment upon such award may be entered by the prevailing party in any federal or state court sitting in Denver, Colorado or any other location where the Executive then resides at Ascent's request.

                  (c) The parties will bear their own costs associated with arbitration and will each pay one-half of the arbitration costs and fees of AAA; however, the arbitrator may in his sole discretion determine that the costs of the arbitration proceedings, including attorneys= fees, shall be paid entirely by one party to the arbitration if the arbitrator determines that the other party is the prevailing party in such arbitration.

         12. Severability. Should any provision of this Agreement be determined to be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Agreement, and any such


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

unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         13. Assignment. The Executive's rights and obligations under this Agreement shall not be assignable by the Executive. Ascent's rights and obligations under this Agreement shall not be assignable by Ascent except as incident to the transfer, by merger or otherwise, of all or substantially all of the business of Ascent. In the event of any such assignment by Ascent, all rights of Ascent hereunder shall inure to the benefit of the assignee.

         14. Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method, provided that in such case it shall also be sent by certified or registered mail, return receipt requested; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. Unless otherwise changed by notice, in each case notice shall be sent to:

                  If to Executive, addressed to:
                           Arthur M. Aaron
                           5911 E. Crestline Dr.
                           Greenwood Village, Colorado 80111


                  If to Ascent, addressed to:
                           Ascent Entertainment Group, Inc.
                           1225 Seventeenth Street
                           Denver, Colorado 80202
                           Attention: David A. Holden
                           Telecopier No. (303) 308-0490

                  With a copy to:
                           Ascent Entertainment Group



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




                             1200 Seventeenth Street
                             Denver, Colorado 80202
                             Attention: David Ehrlich
                             Telecopier No. (303) 308-0489

         16. Miscellaneous. This Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The validity, interpretation, performance and enforcement of the Agreement shall be governed by the laws of the State of Colorado. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                      /s/ ARTHUR M. AARON
                                      --------------------------------
                                         Arthur M. Aaron, Executive

                                      ASCENT ENTERTAINMENT GROUP, INC.


                                     By: /s/ CHARLES M. NEINAS
                                     --------------------------------
                                     Title: Chairman



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